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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                   OF THE SECURITIES AND EXCHANGE ACT OF 1934

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                         Commission file number: 1-9419


                           SHOPCO LAUREL CENTRE, L.P.
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             (Exact Name of Registrant as Specified in its Charter)


       3 WORLD FINANCIAL CENTER, 29TH FLOOR, NEW YORK, NEW YORK 10285-2900
                      ATTN: ANDRE ANDERSON, (212) 526-3237
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    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)


   DEPOSITARY UNITS REPRESENTING ASSIGNMENTS OF LIMITED PARTNERSHIP INTERESTS
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            (Title of Each Class of Securities Covered by this Form)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


  Rule 12g-4(a)(1)(i)       [x]              Rule 12h-3(b)(1)(i)       [x]

  Rule 12g-4(a)(1)(ii)      [_]              Rule 12h-3(b)(1)(ii)      [_]

  Rule 12g-4(a)(2)(i)       [_]              Rule 12h-3(b)(2)(i)       [_]

  Rule 12g-4(a)(2)(ii)      [_]              Rule 12h-3(b)(2)(ii)      [_]

                                             Rule 15d-6                [x]



Approximate number of holders of record as of the certification date: None. The General Partner of the Registrant has filed with the Secretary of State of the State of Delaware, a Certificate of Cancellation of the Certificate of Limited Partnership of Shopco Laurel Centre, L.P., effective as of June 30, 1997.


Pursuant to the requirements of the Securities Exchange Act of 1934, Shopco Laurel Centre, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                                SHOPCO LAUREL CENTRE, L.P.
                                                By: LAUREL CENTRE INC.,
                                                      its General Partner

Date: June 30, 1997                            By: /s/ Joan Berkowitz
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                                               Name: Joan Berkowitz
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                                               Title: Vice President
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Instructions: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

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